EXHIBIT 99.1
Superior Industries
Reports First Quarter Operating Results

Net Income Increased to $0.12 Per Share

VAN NUYS, CALIFORNIA -- May 9, 2008 -- Superior Industries International, Inc. (NYSE:SUP) announced today that net income for the first quarter of 2008 increased to $0.12 per diluted share compared to net income of $0.08 per diluted share for the first quarter of 2007.
"The benefits of our hard work these past few years to optimize our manufacturing performance have continued into 2008.  Reflecting our continued progress in improving production efficiencies in our plants, we delivered sharply higher gross margin for this year's first quarter versus the prior year despite the impact of the American Axle strike on our shipments to GM," said CEO and President Steven Borick.

First Quarter Results
For the three months ended March 31, 2008, consolidated net sales decreased 9.2% to $222,238,000 compared to $244,875,000 for the first quarter of 2007, primarily reflecting a 9.8% decrease in unit wheel shipments.  Average selling prices increased less than one percent compared to the prior year, mainly due to a higher percentage of larger diameter wheels in the sales mix offsetting a 3.5% decrease in the aluminum portion of selling prices.
Gross profit more than quadrupled to $9,386,000, or 4.2% of net sales, for the first quarter of 2008.  This compares to gross profit of $2,145,000, or 0.9% of net sales, for the first quarter of 2007.  The higher gross margin in 2008 was accomplished despite a 13.1% decrease in total production compared to a year ago.
"The impact of the American Axle strike on our shipments to GM was directly responsible for just over half of the decrease in unit wheel shipments and approximately 40.0% of the decrease in units produced for this year's first quarter versus the same period a year ago.  We estimate that without the strike, gross margin would have been closer to the 5.0% reported for the fourth quarter of 2007," Borick said.
SG&A expenses decreased 10.2% to $6,210,000, or 2.8% of net sales, for this year's first quarter, compared to SG&A expenses of $6,915,000, or 2.8% of net sales, for the first quarter of 2007.  The major decreases were in accruals for professional fees and doubtful accounts, which were higher than normal during the 2007 period.
Income before income taxes and equity earnings from joint ventures was $3,714,000 for the first quarter of 2008.  This compares to a loss before income taxes and equity earnings from joint ventures of $1,574,000 for the same period a year earlier, which included a gain on the sale of an available-for-sale security totaling $2,363,000 in other income.
The tax provision in the current quarter reflects an estimated annual effective income tax rate of 51.9%, or $1,927,000, plus an additional provision of $693,000 for discrete tax liability adjustments applicable to the current quarter.

The tax benefit in the same quarter a year ago represented an estimated annual effective income tax rate of 39.6%, or $624,000, and included an additional tax benefit totaling $2,183,000 for discrete items during that period.  The higher estimated annual effective income tax rate in the current period was due principally to the mix of U.S. and Mexico pretax income and to the impact of permanent items.  Discrete items generally include adjustments to tax liabilities for tax return differences, changes in valuation reserves and changes in liabilities for uncertain tax positions.  In 2007, we reduced our tax liabilities for uncertain tax positions in the first quarter upon application of a statute of limitations. In 2008, the same application will result in a second quarter reduction due to the relative timing of our fiscal quarter end dates.
Equity in earnings of the Company's joint venture aluminum wheel manufacturing facility in Hungary was $2,085,000 for the first quarter of 2008 compared to $791,000 for the same period a year earlier.  The increased profitability was due principally to a 9.2% increase in unit shipments and to lower raw material costs compared to a year ago.  The increase in the value of the euro compared to a year ago also contributed $265,000 to the higher equity earnings in 2008.  "With market conditions just as competitive in Europe as in the U.S., this increase is especially noteworthy," Borick said.
Net income for the first quarter of 2008 was $3,179,000, or $0.12 per diluted share. This compares to net income for the first quarter of 2007 of $2,051,000, or $0.08 per diluted share.  At March 31, 2008, working capital was $271,718,000, including cash and cash equivalents of $105,204,000.  At March 31, 2007, working capital was $243,512,000, including cash and cash equivalents of $58,629,000.  Superior has no debt.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) today that will be broadcast on the Company's website, www.supind.com.  Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast.  The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
In addition to reviewing the Company's first quarter 2008 results, during the conference call the Company plans to discuss other financial and operating matters.  Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Fiat, Jaguar, Land Rover, Mazda, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	2008	2007
Net Sales	$222,238	$244,875
Costs and Expenses
Cost of Sales	212,852	242,730
Selling and Administrative Expenses	6,210	6,915
Income (Loss) From Operations	3,176	(4,770)

Interest Income, net	980	822
Other Income (Expense), net	(442)	2,374

Income (Loss) Before Income Taxes
and Equity Earnings	3,714	(1,574)

Income Tax (Provision) Benefit	(2,620)	2,807
Equity in Earnings of Joint Venture	2,085	818

Net Income	$3,179	$2,051

Earnings Per Share:
Basic	$0.12	$0.08
Diluted	$0.12	$0.08

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,639,000	26,610,000
Diluted	26,642,000	26,616,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of March 31
	2008	2007
Current Assets	$367,767	$369,952
Property, Plant and Equipment, net	296,753	312,456
Investments and Other Assets	75,692	65,480
	$740,212	$747,888

Current Liabilities	$96,049	$126,440
Long-Term Liabilities	87,476	78,759
Shareholders' Equity	556,687	542,689
	$740,212	$747,888